UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 21, 2011
CORNERSTONE HEALTHCARE PLUS REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-53969 (Commission File Number)	20-5721212 (I.R.S. Employer Identification Number)
1920 Main Street, Suite 400
Irvine, California 92614
(Address of principal executive offices)
(949) 852-1007
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01. Other Events
     On March 21, 2011, we, through a wholly-owned subsidiary, became obligated under a purchase and sale agreement (the “Agreement”) in connection with the acquisition of Sunrise of Allentown (the “Facility”), from an affiliate of Sunrise Senior Living, Inc., a non-related party, for a purchase price of $9.0 million. Except with respect to specific contingencies, we do not have the right to terminate the agreement without the seller’s consent. The property will be rebranded as Woodland Terrace at the Oaks Senior Living (“Woodland Terrace”). We would fund the purchase of Woodland Terrace with proceeds from our public offering, and it is our intent to obtain proceeds from a mortgage loan from an unaffiliated lender post closing.
     Woodland Terrace is an 86 unit/100 bed assisted living facility in Allentown, Pennsylvania. Built in 1996 and renovated in 2006, the property is located approximately 60 miles north of Philadelphia, PA. The property will be managed by Good Neighbor Care Centers, LLC, which operates two facilities in our portfolio. Good Neighbor Care Centers, LLC, is a United States based senior housing operator, managing 18 assets across the United States, including two in Pennsylvania.
     In evaluating this acquisition and determining the appropriate amount of consideration to be paid for this acquisition, we considered a variety of factors including overall valuation of targeted net rental income, location, demographics, existing properties and planned competitive projects, and analyzed how the property compares to comparable properties in its market.
     In connection with executing the Agreement, we paid a $270,000 deposit to an escrow account, and under the terms of the Agreement, we are obligated to pay certain closing costs, including, but not limited to attorney fees, certain title insurance premiums, survey costs, recording costs and escrow charges. The deposit became non-refundable upon execution of the Agreement except with respect to specific contingencies. The acquisition is anticipated to be completed in April 2011. Although most contingencies have been satisfied and we expect to close in accordance with the terms of the Agreement, there can be no assurance that remaining contingencies will be satisfied or that events will not arise that could prevent us from acquiring the property.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE HEALTHCARE PLUS REIT, INC.
Dated: March 25, 2011	By:	/s/ SHARON C. KAISER
Sharon C. Kaiser,
Chief Financial Officer

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